PRESS RELEASE

Columbia Equity Trust, Inc.	1750 H Street, NW Suite 500 Washington, D.C. 20006 Tel (202) 303 — 3080

________________________________________________

Columbia Equity Trust, Inc. Announces $26.7 Million Acquisition

Washington, D.C., September 12, 2006 – Columbia Equity Trust, Inc. (NYSE: COE) announced today that it acquired 101 Orchard Ridge Drive for a purchase price of $26.7 million.

Constructed in 1986 and renovated in 1994 and 2002, 101 Orchard Ridge Drive is a three-story, approximately 102,400 square foot, multi-tenant office building located in Gaithersburg, Maryland. The property is located adjacent to the 350 acre Kentlands mixed- use, new urbanism development and the headquarters of MedImmune Corporation, near the intersection of Quince Orchard Road and Great Seneca Highway. The property is currently 100% leased to six tenants.

101 Orchard Ridge Drive is expected to generate a first-year net operating income-to-purchase price return (cash basis) of approximately 7.6%. In conjunction with the acquisition, Columbia assumed an existing financing in the amount of $15.5 million at a fixed interest rate of 6.06% which matures in January 2014. The balance of the acquisition was funded with proceeds from the Company’s revolving credit facility. 101 Orchard Ridge Drive was acquired by Columbia through a non-auctioned (off-market) process.

About Columbia Equity Trust, Inc.

Columbia is a self-advised, self-managed Maryland corporation focused on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area. For additional information please visit our web site at http://www.columbiareit.com.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of its business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the office industry in particular. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact the Company’s future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, “Risk Factors” in the Company’s prospectus.

CONTACT

COLUMBIA EQUITY TRUST, INC.

JOHN SCHISSEL
CHIEF FINANCIAL OFFICER
202-303-3080